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                                Monsanto Company
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                             MONSANTO LETTERHEAD

March 13, 1998

Dear Monsanto Shareowner,

We're well into our first full year as a life sciences company. This new era for Monsanto is exciting, and, we believe, potentially highly rewarding. During the last year, our core businesses have performed remarkably and have generated the funds for major investments in growth that we believe will create even greater future value for you.

Our commitment to long-term value creation is firm: We've increased Economic Value Added (EVA) by more than $270 million since the start of 1995, when we first began to use EVA as a key measurement of value. In those same three years, total return on Monsanto shares was 247 percent, compared with 126 percent on the Standard & Poor's 500 Index.

Two years ago, we put in place unique programs designed to provide outstanding returns to shareowners before the company's management received any financial gain from stock options. Those plans have produced the intended results. The enclosed proxy statement shows significant gains in management compensation -- and shareowners rightly were rewarded first. We believe this type of compensation plan is clearly more beneficial to shareowners than traditional stock option plans.

We've now established a new program for purchased, premium options that reward management for further increasing shareowner value. In the new plan, executives can invest in the company by purchasing premium stock options, which will have no value until the market price of your Monsanto shares has risen by 60 percent from a base of just over $50 per share -- the price of Monsanto stock the day these options were granted. Those who purchase premium stock options also will receive a grant of additional premium-priced options that also will have no value to management until shareowner value first increases by more than 50 percent.

For the third year, we have granted options to all Monsanto people to give everyone a direct economic stake in our shareowners' success. More than 19,000 people who don't participate in existing option programs were granted 500 options in February 1998.

We're convinced there's enormous value to be gained from our work in the life sciences. We're taking the necessary steps to motivate everyone at Monsanto to create extraordinary returns for our shareowners.

                                      Sincerely,

                                      /s/ Robert B. Shapiro

                                      Robert B. Shapiro
                                      Chairman and Chief Executive Officer